EXHIBIT 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Kathy Waller
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 26, 2005
LIBBEY INC. ANNOUNCES THIRD QUARTER RESULTS
SALES UP 2.9 PERCENT
TOLEDO, OHIO, OCTOBER 26, 2005—Libbey Inc. (NYSE: LBY) announced that its diluted earnings per share for the third quarter ended September 30, 2005, were 30 cents on sales of $135.6 million, as compared with a diluted loss per share of 23 cents and sales of $131.8 million in the prior-year third quarter. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, and excluding special charges relating to the salary reduction program announced in June and capacity realignment charges associated with the shutdown of its City of Industry, California, facility in February 2005, as detailed in the attached Table 1, were 32 cents as compared with 34 cents in the prior-year quarter.
Third Quarter Results
For the quarter-ended September 30, 2005, sales increased 2.9 percent to $135.6 million from $131.8 million in the year-ago quarter. The increase in sales was attributable to the Crisal acquisition in Portugal and higher sales of foodservice glassware, Syracuse China, and Traex products. Sales to World Tableware customers were down slightly. Sales to retail and industrial glassware customers and Royal Leerdam customers were all down over 8.0 percent, largely attributable to the Company’s earlier decision to discontinue the sale of some low-margin products and softness in the European retail market.
The Company recorded income from operations of $10.0 million during the quarter, as compared with loss from operations of $1.2 million in the year-ago quarter. Factors contributing to the increase, in addition to the higher special charges in the third quarter of 2004, were higher sales to foodservice glassware and dinnerware customers, lower

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Libbey Inc.
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warehouse and distribution expenses, and lower salaried labor costs. Partially offsetting these gains were higher natural gas costs and higher pension and postretirement medical expenses.
Pretax equity loss from Vitrocrisa, the Company’s joint venture in Mexico, was $1.2 million, as compared with pretax loss of $0.9 million in the third quarter of 2004, primarily as a result of significantly higher natural gas costs.
Net income was $4.2 million, or $0.30 per diluted share, as compared with diluted loss per share of $0.23 in the third quarter of 2004. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, and excluding the special charges as detailed in the attached Table 1, were 32 cents as compared with 34 cents in the prior-year quarter.
Nine-Month Results
For the nine months ended September 30, 2005, sales increased 4.9 percent to $409.9 million from $390.7 million in the year-ago period. The increase in sales was attributable to the Crisal acquisition in Portugal and higher sales of World Tableware, Syracuse China and Traex products. Partially offsetting these increases were lower glassware shipments to foodservice, retail and industrial customers.
Income from operations was $12.6 million compared with $19.6 million in the year-ago period. Causes of the reduction were lower glassware sales to foodservice, retail and industrial customers, higher pension and postretirement medical expenses, and higher natural gas costs.
Equity loss from Vitrocrisa was $1.4 million on a pretax basis as compared to pretax loss of $0.8 million in the year-ago period. The Company reported net income of $1.6 million, or $0.12 per diluted share, compared with net income of $6.7 million, or $0.49 per diluted share, in the year-ago period. Libbey reported that its diluted earnings per share for the first nine months of 2005, as detailed in the attached Table 2, and excluding special charges as detailed in the attached Table 1, were $0.60 as compared with $1.06 in the first nine months of the prior-year.
Working Capital
Working capital, defined as inventories and accounts receivable less accounts payable, was $169.4 million at September 30, 2005, as compared to $168.6 million at September 30, 2004. However, excluding the $11.3 million of working capital associated with the Crisal business acquired in January of 2005, working capital was $10.5 million lower than it was a year ago. Excluding Crisal, inventories at September 30, 2005, were $4.0 million lower than at September 30, 2004, as the result of successful inventory control programs. Accounts receivable increased $0.2 million and accounts payables were $6.7 million higher.
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Outlook for 2005
John F. Meier, chairman and chief executive officer, commenting on the quarter and the Company’s outlook for the remainder of 2005 said, “Third quarter earnings per share were in line with our expectations announced on October 17, 2005. While shipments to retail, industrial and some international customers were below expectations, we saw the positive results of our capacity realignment and salary reduction programs in our income from operations. The environment for the fourth quarter continues to be challenging, as the damage caused by Hurricanes Katrina and Rita have disrupted natural gas supplies, resulting in a significant unanticipated increase in natural gas costs by approximately $2.6 million during the quarter for Libbey. Our joint venture, Vitrocrisa, will incur over $3 million in higher costs for natural gas and electricity during the fourth quarter as compared to the prior year quarter. We also anticipate that pension and postretirement medical expenses will be $1.6 million higher than the prior year quarter, with lower machine activity and manufacturing expenses at both Syracuse China and Royal Leerdam negatively impacting income from operations by $1.5 million. In addition, the Company will aggressively align finished goods inventories in its domestic glass business. The expected negative impact of this planned inventory alignment on income from operations is in excess of $3 million during the fourth quarter. Our expectations for sales growth total approximately 6 percent in the fourth quarter. Margin compression is also expected to occur due to increased supply chain operating costs in Shreveport in the aftermath of the recent hurricanes. All of these other factors are expected to result in a diluted loss per share, excluding special charges, of $0.03 to $0.08 for the fourth quarter.” He added, “We broke ground in China on our new production facility during the third quarter. We are very excited about this new production facility, which is expected to be operational by early 2007.” The Company also updated its expectations for capital expenditures for the Chinese facility to be approximately $46 million, including $10 million to be spent in the fourth quarter of 2005 and approximately $30 million in 2006.
Webcast Information
Libbey will hold a conference call for investors on Wednesday, October 26, 2005, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1148596. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.
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Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisitions, and whether such acquisitions can operate profitably.
Libbey Inc.:
•	is a leading producer of glass tableware in North America;

•	is expanding its international presence with facilities in the Netherlands and Portugal and a facility in China planned to begin production in 2007;

•	is a leading producer of tabletop products for the foodservice industry;

•	exports to more than 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2004, Libbey Inc.’s net sales totaled $544.8 million.
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Table 1
Summary of Special Charges
(Dollars in thousands)
In August 2004, Libbey announced that it was realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California, in February 2005 and realigned production among its other glass manufacturing facilities. Libbey has recorded a pretax charge of $487 in the third quarter 2005 and $4,331 year-to-date 2005, as detailed below. In addition, in June 2005, Libbey reduced its North American salaried workforce by seven percent in order to reduce Libbey’s overall cost profile. The pretax charge for the salary reduction was $5,564 in the second quarter of 2005.

	Three Months	Nine Months
	ended	ended
	September 30, 2005	September 30, 2005

Capacity realignment:
Fixed asset related	$130	$650
Severance & benefits	—	2,019
Miscellaneous	357	1,662

Included in Special charges (1)	$487	$4,331

Salary reduction program:
Pension & retiree welfare	$—	$867

Included in Cost of sales	—	867

Pension & retiree welfare	—	1,347

Included in Selling, general and administrative expenses	—	1,347

Employee termination costs	—	3,350

Included in Special charges	—	3,350

Pretax salary reduction program (2)	$—	$5,564

Total Special charges (3)	$487	$9,895

(1)	Cash charges for the capacity realignment project for the quarter ended and year-to-date September 30, 2005, were $1,929 and $7,825, respectively.

(2)	Cash charges for the salary reduction program for the quarter ended and year-to-date September 30, 2005, were $914.

(3)	Summary classifications:

Cost of sales	$—	$867
Selling, general and administrative expenses	—	1,347
Special charges	487	7,681

Total special charges	$487	$9,895

Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)
In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding- Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses- performance and such non-GAAP measures are relevant to Libbey’s determination of compliance with financial — covenants included in its debt agreements. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Reported net (loss) income	$4,167	$(3,204)	$1,648	$6,726
Special charges — net of tax	326	7,862	6,630	7,862

Net income excluding special charges	$4,493	$4,658	$8,278	$14,588

Diluted (loss) earnings per share:
Reported net (loss) income	$0.30	$(0.23)	$0.12	$0.49
Special charges — net of tax	0.02	0.57	0.48	0.57

Net income per diluted share excluding special charges	$0.32	$0.34	$0.60	$1.06

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED		Percent
	September 30, 2005	September 30, 2004	Change

Net sales	$135,573	$131,790	2.9%
Freight billed to customers	444	476

Total revenues (2)	136,017	132,266
Cost of sales (1)	108,750	105,933

Gross profit	27,267	26,333	3.5%

Selling, general and administrative expenses (1)	16,788	15,771
Special charges (1)	487	11,734

Income (loss) from operations	9,992	(1,172)	952.6%
Equity loss — pretax	(1,183)	(914)
Other income	923	478

Earnings (loss) before interest, income taxes and minority interest	9,732	(1,608)	705.2%

Interest expense	3,398	3,175

Income (loss) before income taxes and minority interest	6,334	(4,783)	232.4%

Provision for income taxes	2,090	(1,579)

Income (loss) before minority interest	4,244	(3,204)	232.5%

Minority interest	(77)	—

Net (loss) income	$4,167	$(3,204)	230.1%

Net (loss) income per share:
Basic	$0.30	$(0.23)

Diluted	$0.30	$(0.23)	230.4%

Weighted average shares:
Outstanding	13,951	13,752

Diluted	13,951	13,752

(1) Refer to Table 1 for Special charges detail

(2) Royalties and net technical assistance income are now reported below income from operations

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	NINE MONTHS ENDED		Percent
	September 30, 2005	September 30, 2004	Change

Net sales	$409,895	$390,665	4.9%
Freight billed to customers	1,422	1,531

Total revenues (2)	411,317	392,196
Cost of sales (1)	335,955	310,625

Gross profit	75,362	81,571	(7.6%)
Selling, general and administrative expenses (1)	55,109	50,250
Special charges (1)	7,681	11,734

Income from operations	12,572	19,587	(35.8%)
Equity loss — pretax	(1,381)	(847)
Other income	1,655	1,565

Earnings before interest, income taxes and minority interest	12,846	20,305	(36.7%)

Interest expense	10,240	10,267

Income before income taxes and minority interest	2,606	10,038	(74.0%)

Provision for income taxes	860	3,312

Income before minority interest	1,746	6,726	(74.0%)

Minority interest	(98)	—

Net income	$1,648	$6,726	(75.5%)

Net income per share:
Basic	$0.12	$0.49

Diluted	$0.12	$0.49	(75.5%)

Weighted average shares:
Outstanding	13,879	13,687

Diluted	13,880	13,698

(1) Refer to Table 1 for Special charges detail

(2) Royalties and net technical assistance income are now reported below income from operations

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2005	December 31, 2004	September 30, 2004
	(unaudited)		(unaudited)

ASSETS

Cash	$1,242	$6,244	$1,488
Accounts receivable — net	75,122	67,522	66,863
Inventories — net	147,848	126,625	141,366
Deferred taxes	8,847	7,462	7,402
Other current assets	17,310	3,308	6,476

Total current assets	250,369	211,161	223,595
Other assets	40,015	36,537	28,572
Investments	81,271	82,125	87,123
Goodwill and purchased intangibles — net	70,857	66,003	65,218
Property, plant and equipment — net	204,608	182,378	174,578

Total assets	$647,120	$578,204	$579,086

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$15,748	$9,415	$19,308
Accounts payable	53,551	43,140	39,594
Accrued liabilities	40,413	38,996	36,386
Deposit liability	16,623	16,623	—
Special charges reserve	1,679	3,025	2,982
Other current liabilities	7,650	5,839	4,147
Long-term debt due within one year	243,857	115	115

Total current liabilities	379,521	117,153	102,532
Long-term debt	5,829	215,842	231,947
Deferred taxes	13,252	12,486	15,528
Pension liability	43,741	36,466	26,513
Nonpension postretirement benefits	45,882	45,716	46,805
Other liabilities	6,628	6,978	6,300

Total liabilities	494,853	434,641	429,625
Minority interest	98	—	—

Total liabilities and minority interest	494,951	434,641	429,625
Total shareholders’ equity	152,169	143,563	149,461

Total liabilities and shareholders’ equity	$647,120	$578,204	$579,086

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	September 30, 2005	September 30, 2004
Operating activities
Net (loss) income	$4,167	$(3,204)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,160	7,027
Equity earnings — net of tax	828	570
Minority interest	77	—
Change in accounts receivable	(2,685)	(3,373)
Change in inventories	(11,773)	(6,769)
Change in accounts payable	11,516	4,520
Gain on sale of assets	(538)	—
Special charges	487	11,733
Special charges cash payments	(2,843)	(17)
Other operating activities	(7,141)	(11,848)

Net cash provided by (used in) operating activities	1,255	(1,361)

Investing activities
Additions to property, plant and equipment	(7,389)	(11,598)
Dividends received from equity investments	—	980
Proceeds from sale of assets	223	—

Net cash used in investing activities	(7,166)	(10,618)

Financing activities
Net bank credit facility activity	3,030	7,380
Other net borrowings	3,514	4,971
Stock options exercised	—	163
Dividends	(1,394)	(1,375)
Other	(537)	(27)

Net cash provided by financing activities	4,613	11,112

Decrease in cash	(1,298)	(867)
Cash at beginning of period	2,540	2,355

Cash at end of period	$1,242	$1,488

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	NINE MONTHS ENDED
	September 30, 2005	September 30, 2004
Operating activities
Net income	$1,648	$6,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,611	22,470
Equity earnings — net of tax	967	444
Minority interest	98	—
Change in accounts receivable	(4,382)	(10,431)
Change in inventories	(16,284)	(15,836)
Change in accounts payable	3,630	2,341
Gain on sale of assets	(517)	—
Special charges	9,895	11,733
Special charges cash payments	(8,739)	(17)
Other operating activities	819	(7,659)

Net cash provided by operating activities	12,746	9,771

Investing activities
Additions to property, plant and equipment	(26,503)	(28,624)
Dividends received from equity investments	—	980
Proceeds from sale of assets	223	—
Crisal acquisition and related costs	(28,990)	—

Net cash used in investing activities	(55,270)	(27,644)

Financing activities
Net bank credit facility activity	35,910	2,380
Other net borrowings	6,227	18,709
Stock options exercised	99	491
Dividends	(4,162)	(4,103)
Other	(552)	(865)

Net cash provided by financing activities	37,522	16,612

Effect of exchange rate fluctuations on cash	—	(1)

Decrease in cash	(5,002)	(1,262)
Cash at beginning of period	6,244	2,750

Cash at end of period	$1,242	$1,488

LIBBEY INC.
CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF OPERATIONS
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	September 30, 2005	September 30, 2004
Total revenues	$46,937	$49,521
Cost of sales	41,469	42,795

Gross profit	5,468	6,726
Selling, general and administrative expenses	5,689	5,723

Income (loss) from operations	(221)	1,003
Remeasurement loss	(69)	(387)
Other expense	(109)	(247)

Earnings (loss) before interest and taxes	(399)	369
Interest expense	2,016	2,235

Loss before income taxes	(2,415)	(1,866)
Income taxes	(725)	(702)

Net loss	$(1,690)	$(1,164)

	NINE MONTHS ENDED
	September 30, 2005	September 30, 2004
Total revenues	$141,468	$140,490
Cost of sales	118,786	120,384

Gross profit	22,682	20,106
Selling, general and administrative expenses	17,017	16,739

Income from operations	5,665	3,367
Remeasurement loss	(876)	(60)
Other expense	(1,385)	(370)

Earnings before interest and taxes	3,404	2,937
Interest expense	6,222	4,665

Loss before income taxes	(2,818)	(1,728)
Income taxes	(845)	(822)

Net loss	$(1,973)	$(906)

Libbey is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for Libbey’s investments, accounted for by the equity method under U.S. GAAP, is shown above.